Exhibit 99.1

Contact:	Robert Jaffe
Investor Relations
424-288-4098
zqk@quiksilver.com

Quiksilver Announces Changes to Leadership Team

—Bob McKnight Retires as Senior Executive, Remains a Director;

Andy Mooney Elected Chairman; Pierre Agnes Named President—

Huntington Beach, California, October 14, 2014— Quiksilver, Inc. (NYSE: ZQK) today announced that the company is taking the next step in its transfer of leadership, which began with the appointment of Andy Mooney as chief executive officer in January 2013. Following a successful handover, Bob McKnight will retire as a senior executive of the company on October 31, 2014, and he will remain a director. The company also said Andy Mooney has been elected chairman and Pierre Agnes has been promoted to president of Quiksilver, Inc., effective November 1, 2014.

“I believe now is the ideal time to transition into a non-executive role at Quiksilver. I have absolute confidence in Andy and his entire team, and I look forward to continuing to help guide the company as a member of the board of directors,” said McKnight. “As a significant shareholder, I am fully supportive of Andy’s elevation to chairman and delighted with Pierre’s appointment as president. They are the perfect combination to lead this company into the future.”

“It has been a privilege to work side-by-side with Bob. The opportunity to learn from him has been invaluable and I am grateful that the company will continue to benefit from his involvement as a board member,” said Mooney. “Pierre thoroughly deserves his augmented responsibilities and I look forward to continuing our close partnership.”

Andrew Sweet, lead independent director of Quiksilver, said, “On behalf of the board and everyone at Quiksilver, I want to thank Bob for his many years of outstanding commitment and leadership. As a representative of Quiksilver’s largest shareholder, I congratulate Andy and Pierre on their expanded roles. We are confident that the Quiksilver management team can significantly increase profitability and shareholder value.”

About Bob McKnight

Bob McKnight, co-founded Quiksilver in 1976. He served as president from 1979 through July 1991, chairman and chief executive officer from August 1991 to January 2013, and executive chairman from January 2013 to present. Under McKnight’s guidance, Quiksilver grew from a startup to a globally diversified, world leader in outdoor lifestyle apparel and footwear.

About Quiksilver:

Quiksilver, Inc., one of the world’s leading outdoor sports lifestyle companies, designs, produces and distributes branded apparel, footwear and accessories. The company’s apparel and footwear brands, inspired by a passion for outdoor action sports, represent a casual lifestyle for young-minded people who connect with its boardriding culture and heritage. The company’s Quiksilver, Roxy, and DC brands have authentic roots and heritage in surf, snow and skate. The company’s products are sold in more than 90 countries in a wide range of distribution, including surf shops, skate shops, snow shops, its proprietary Boardriders Club shops and other company-owned retail stores, other specialty stores, select department stores and through various e-commerce channels. Quiksilver’s corporate headquarters are in Huntington Beach, California.

NOTE: For further information about Quiksilver, Inc., please visit our website at www.quiksilverinc.com. We also invite you to explore our brand sites, www.quiksilver.com, www.roxy.com and www.dcshoes.com.

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